BANGOR HYDRO-ELECTRIC COMPANY

        OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES OF
                 ITS 7% SERIES OF CUMULATIVE PREFERRED STOCK
                  AT A PURCHASE PRICES PER SHARE OF $115.00


           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 27, 2003,
                     UNLESS EXTENDED OR EARLIER TERMINATED.


JANUARY 28, 2003

TO BROKERS, DEALERS, BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     We have been engaged by Bangor Hydro-Electric Company, a Maine corporation (the "Purchaser" and the "Company"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of the 7% Series of Preferred Stock (the "Series" and the "Preferred Shares") of the Company at a price per share of $115.00 (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated January 28, 2003 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal"). The offer to purchase the 7% Series of Preferred Stock is referred to as an "Offer".

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Preferred Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

     1.  Offer to Purchase dated January 28, 2003;

     2. A Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

     3. Letter to Shareholders of the Company from the Treasurer of the Company;

     4. A printed form of letter that may be sent to your clients for whose account you hold Preferred Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     6.  A form of Notice of Guaranteed Delivery; and

     7.  Return envelope addressed to EquiServe Trust, N.A., as Depositary.

     THE OFFER IS NOT CONTINGENT UPON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED, BUT IS CONDITIONED ON SEVERAL OTHER FACTORS, AS DESCRIBED IN THE OFFER TO PURCHASE UNDER SECTION 11, "CONDITIONS TO THE OFFER."

     We urge you to contact your clients promptly. Please note that the Offers and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, February 27, 2003, unless the Offers are extended.

     The Board of Directors of the Company has approved the Offers and has determined that the terms of the Offers are fair from a financial point of view to the unaffiliated holders of Preferred Shares. However, holders of Preferred Shares must make their own decision whether to tender Preferred Shares and if so, how many shares to tender.

     In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely book-entry confirmation with respect to) such Preferred Shares, (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Preferred Shares or book-entry confirmations with respect to Preferred Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Preferred Shares to be paid by the Purchaser, regardless of any extension of the Offers or any delay in making such payment.

     In addition, a form of Notice of Guaranteed Delivery is included herewith, and supplemental instructions are set forth in the Offer under the caption "Procedures for Tendering Shares" for guaranteed delivery in circumstances where share certificates that are not immediately available or time will not permit all required documents to reach the Depository prior to the Expiration Date of the Offer

     If you have questions about the Offers, you can call Georgeson Shareholder Communications Inc., the information agent for the Offer, or Georgeson Shareholder Securities Corporation, the dealer manager for the Offers, at the telephone numbers set forth on the back cover of the Offer to Purchase. You can also obtain additional copies of the Offer to Purchase and the related documentation from the information agent or your broker, dealer, bank, trust company or other nominee.

                           Very truly yours,

                           Georgeson Shareholder Securities Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.